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                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT


                                  by and among


                            UROHEALTH SYSTEMS, INC.,
                             a Delaware corporation


                                      and


                              O.R. CONCEPTS, INC.,
                              a Texas corporation


                               VITAL SIGNS, INC.,
                            a New Jersey corporation





                                  June 5, 1996
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                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of June 5, 1996, by and between Urohealth Systems, Inc., a Delaware corporation ("BUYER"), and O.R. Concepts, Inc., a Texas corporation ("SELLER"), and Vital Signs, Inc., a New Jersey corporation ("PARENT"), with reference to the following:

                                    RECITALS

     A.          O.R. Concepts, Inc. is a wholly owned subsidiary of Parent.

     B. Seller is the owner of certain assets (as defined herein, the "ASSETS") used in the business of developing, manufacturing and marketing laparoscopic surgical products and accessories as more fully described herein.

     C. Buyer wishes to purchase the Assets and Seller is willing to sell the Assets, on the terms and conditions set forth herein.

                                   AGREEMENT

         NOW, THEREFORE, based on the above premises and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1. Certain Definitions. Whenever used herein, the following terms shall have the meanings set forth below:

     1.1 "Affiliate" means any person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a specified person.

     1.2 "Assets" means the Technology, Trademarks, Inventory, Equipment, Assigned Contracts and Files, together with the goodwill associated with the Business.

     1.3 "Assigned Contracts" means all agreements to which Seller is a party relating to the Business, including, without limitation, the Supply Contracts, the Distribution Contracts, the Employee Patent and Confidentiality Agreements and the Assigned Contracts listed on Schedule 3.7. Assigned Contracts shall not include any employment or consulting agreements or any agreements relating to the lease or purchase of real property.

     1.4 "Assumed Obligations" means all obligations of Seller accruing after the date hereof under the Assigned Contracts listed on Schedule 3.7, except the obligations, debts and liabilities of Seller under the Employee Patent and Confidentiality Agreements, if any.

     1.5 "Business" means the business of developing, manufacturing and marketing laparoscopic surgery products and accessories as presently conducted by Seller, including the
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FloGun Irrigation/Aspiration System, IrrigaTORR Fluid pump and irrigation system, Dr. Fog, defogging agents, Kittner blunt dissection instrument and a line of single use and reusable surgical probes. The Business shall exclude the products listed on Schedule 1.5 hereto.

     1.6 "Buyer Financial Statements" shall have the meaning set forth in Section 4.4.

     1.7 "Buyer's SEC Reports" means the (i) Urohealth Annual Report on Form 10-K for the year ended June 30, 1995; and (ii) Urohealth's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 in each case excluding the exhibits thereto.

     1.8 "Customer Lists" means all lists of, and information concerning, the end users of the products of the Business, wherever located and regardless of the form in which it is stored.

     1.9 "Distribution Contracts" means all agreements to which Seller is a party relating to the marketing or distribution of the Products, including, without limitation, those listed on Schedule 3.7.

     1.10 "Employee Patent and Confidentiality Agreements" means any and all agreements executed by any present or former employee or consultant of Seller for the purpose, in whole or in part, of protecting Seller's rights to, or the confidentiality of, proprietary technology or information. In the event that such agreements are contained in a more general employment or consulting agreement, the term "Employee Patent and Confidentiality Agreement" means only the provisions of such agreement relating to the protection of Seller's rights to, or the confidentiality of, proprietary information or technology.

     1.11 "Equipment" means all equipment, tools, machinery, molds, tooling and similar tangible assets used by Seller primarily in the Business, wherever located, including, without limitation, the Equipment listed on
Schedule 3.11, except for vehicles, computer hardware and computer software.

     1.12        "FDA" shall have the meaning set forth in Section 3.6.

     1.13 "Files" means all of Seller's files, documents, papers and other records pertaining primarily to the Business or any of the Assets, wherever located and regardless of the form in which they are stored.

     1.14        "Financial Statements" shall have the meaning set forth in
Section 3.4.

     1.15 "Inventory" means all Products and other tangible goods of Seller held for future sale in the Business, including, without limitation, all raw materials, work in progress, packaging, labels and artwork for the Business and the Inventory listed on Schedule 3.10.


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     1.16        "Losses" means any and all costs, expenses, damages and
losses, including, without limitation, reasonable attorneys' fees and expenses and court costs.

     1.17 "Patents" means all U.S. and foreign patents and pending patents relating to the Business (together with any enhancements or improvements thereto, whether or not registered with any governmental authority), including, without limitation, those listed on Schedule 3.8.

     1.18 "Products" means the laparoscopic surgery products and accessories relating to the Business, consisting solely of those products listed on Schedule 3.12, and excluding those products listed on Schedule 1.5.

     1.19        "Purchase Price" shall have the meaning set forth in Section
2.2.

     1.20        "Related Agreement" shall have the meaning set forth in
Section 5.1.

     1.21        "Securities Act" means the Securities Act of 1933, as amended.

     1.22 "Supply Contracts" means all agreements to which Seller is a party for the purchase of Inventory or any components, raw materials or other supplies used to create Inventory.

     1.23 "Technology" means, to the extent related to or used in the Business, all Patents, Customer Lists, copyrights, artwork (including, without limitation, both artwork for circuit boards and artwork for labels), trade secrets, data, methods, test results, procedures, processes, techniques, systems, inventions, apparatus, information, manufacturing and engineering drawings and prints, regulatory and manufacturing documentation and design specifications, know-how and other proprietary information.

     1.24 "Trademarks" means all trade names, trademarks and service marks (together with any pending applications for any of the foregoing) used in the Business, including, without limitation, those listed on Schedule 3.9.

     1.25 "Transactions" means the transactions contemplated by this Agreement and the Related Agreement.

     1.26        "Transfer Documents" shall have the meaning set forth in
Section 5.2.

2.   Agreement to Purchase and Sell.

     2.1 Acquisition. Upon the terms of this Agreement, Seller hereby sells to Buyer, and Buyer hereby purchases from Seller, the Assets in exchange for the payment of the Purchase Price.

     2.2 Payment of Purchase Price. Concurrently herewith, Buyer is paying Seller $2.786 million dollars in cash by wire transfer to an account previously designated in writing by Seller (the


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"PURCHASE PRICE").  The Purchase Price includes consideration for the
Non-Competition Agreement contained in Section 7.1.

     2.3 Transfer of Assets. Subject to the last sentence of this Section, Seller hereby transfers, assigns and delivers the Assets to Buyer free and clear of any liens, encumbrances, adverse claims or security interests other than the Assumed Obligations. The parties intend that Buyer have the benefit of, and Seller's transfer and assignment to Buyer of the Assets include, all of Seller's existing rights and remedies pursuant to any representations, warranties, indemnifications, covenants or agreements made by any other party pursuant to any of the Assigned Contracts. Notwithstanding the foregoing, Seller's assignment to Buyer hereunder of the Employee Patent and Confidentiality Agreements shall be limited to Seller's rights thereunder with respect to the Business or the Technology.

     2.4 Assumption of Liabilities. Buyer shall not assume nor be liable for any obligations, debts, contracts or liabilities of Seller except the Assumed Obligations. Buyer covenants to pay and perform the Assumed Obligations as and when they become due or payable. Without limiting the foregoing, Buyer shall not assume nor be liable for any personal property tax assessed by any state or local governmental authority on any of the Assets to the extent such assessment is proportionately allocable to any period prior to the date hereof. Seller shall indemnify and hold harmless Buyer from and against the full amount of any Losses incurred by Buyer with respect to claims based on any alleged obligations, debts, contracts or liabilities of Seller not expressly assumed by Buyer under this Section 2.4.

     2.5 Allocation of Purchase Price. The Purchase Price shall be allocated in the manner set forth in Schedule 2.5. Each of the parties agrees to (i) report the sale of the Assets hereunder in accordance with this allocation for federal and state income tax purposes, (ii) not take any position inconsistent with such allocation on its tax returns without the consent of the other and (iii) timely file federal tax Form 8594 (Asset Acquisition Statement) with the applicable tax return.

3.   Representations and Warranties of Seller.

     As an inducement for Buyer to enter into this Agreement, Seller represents and warrants that each of the following statements is true and correct:

     3.1 Existence and Rights. Seller (i) is a corporation duly organized and validly existing in good standing under the laws of the state of its incorporation and (ii) has the corporate power and authority to own its properties, to carry on its business as now conducted and to make and carry out the Transactions.

     3.2 Agreements Authorized. The execution, delivery and performance by Seller of this Agreement and the Transfer Documents have been duly authorized by all necessary corporate action and, except as set forth on
Schedule 3.2, do not require notice to, or the consent or approval of, any governmental authority or other person. This Agreement and the Transfer Documents have been


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duly executed and delivered by Seller and are legal, valid and binding obligations of Seller enforceable in accordance with their terms subject to bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally.

     3.3 No Conflict. The execution, delivery and, subject to obtaining the consents in Schedule 3.2, performance by Seller of this Agreement and Transfer Documents will not (i) breach or constitute grounds for the occurrence of a default under or allow another party a right to terminate any material agreement, undertaking or other instrument (including any of the Assigned Contracts, without regard to materiality) to which Seller is a party or by which it or any of the Assets may be bound or affected, (ii) violate any provision of law or any regulation or any order, judgment or decree of any court or other agency of government; (iii) violate any provision of the organizational documents of Seller, or (iv) result in the creation or imposition of (or the obligation to create or impose) any lien or encumbrance, or security interest in, any of the Assets.

     3.4 Financial Statements. Seller has delivered to Buyer unaudited financial statements for Seller's last three fiscal years and financial statements for the six-months ended March 31, 1996 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements (i) are true and correct in all material respects, (ii) fairly present the financial condition of Seller as of the dates thereof and the results of operations of Seller for the periods covered thereby and (iii) have been prepared in accordance with generally accepted accounting principle applied on a consistent basis.

     3.5 No Subsequent Changes. Since March 31, 1996, (i) there have been no material adverse changes (including, without limitation, by way of sale, encumbrance, destruction or damage) in the Business or the Assets, (ii) Seller has not made any change in its accounting methods or practices or any revaluations of any Assets or any reserves or liabilities associated therewith, and (iii) Seller has conducted its business only in the ordinary course consistent with past practices. Except as set forth on Schedule 3.5, there has been no acquisition, disposition or transfer of Inventory, Equipment or other Assets except in the ordinary course of business since March 31, 1996.

     3.6 Contingencies. Except as set forth on Schedule 3.6, (i) there are no express or implied product warranties relating to the Business, (ii) there is no litigation, arbitration, administrative proceedings or, to the knowledge of Seller, investigations pending against the Business or the Assets,
(iii) Seller's and Parent's senior executive officers do not know of any threats of, or reasonable basis for, any such litigation, arbitration, administrative proceedings or investigations, the results of which could have a material adverse effect on the Business or the Assets, (iv) since January 1, 1994, Seller has received no complaints with respect to any product of the Business, (v) neither the Food & Drug Administration ( "FDA") nor any comparable state agency has within the past five years notified, nor to the best knowledge of Seller intends to notify, Seller of any violation of the Federal Food, Drug and Cosmetics Act, the regulations promulgated thereunder or any comparable state law or regulation with respect to the manufacture or sale of any product of the Business, (vi) Seller does not know of, and has never received any notice of, any potential liability of Seller or the Business under the Comprehensive Environmental Response,


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Compensation and Liability Act of 1980 or any comparable state law or regulation. Seller is not subject to any order, writ, injunction or decree of any court or other governmental or regulatory authority affecting the Assets or the Business. To the extent due on or before the date hereof, Seller has paid all sales and use taxes arising out of the operation of the Business. The Financial Statements do not include and, under generally accepted accounting principles applied on a consistent basis, are not required to include any reserves for liabilities relating to product warranties on any product of the Business, including, without limitation, the Products.

     3.7 Assigned Contracts. Schedule 3.7 correctly lists all Supply Contracts, Distributor Contracts and other Assigned Contracts and indicates which, if any, of such contracts involve Affiliates of Seller. Seller has previously delivered to Buyer true and correct copies of all Supply Contracts, Distributor Contracts, Employee Patent and Confidentiality Agreements and other Assigned Contracts (or, in the case of oral contracts, true and correct summaries thereof), together with all amendments thereto. Each of the Supply Contracts, Distributor Contracts, Employee Patent and Confidentiality Agreements and other Assigned Contracts (a) is in full force and effect, (b) is not subject to, and Seller has not received any written or oral notice threatening or declaring, termination as a result of any alleged uncured breach or default and (c) will not be breached by the assignment thereof to Buyer.

     3.8 Technology. Seller is the exclusive owner of all the Patents and Schedule 3.8 correctly lists all of the Patents. There are no licenses, royalty agreements or encumbrances of any kind relating to the Technology other than as set forth on Schedule 3.8. Schedule 3.8 correctly lists all past and present litigation, arbitration or other disputes involving any of the Technology (and the outcome or present status thereof). To the best of Seller's knowledge, the use of the Technology in the operation of the Business does not violate or infringe any patent (U. S. or foreign), copyright, trade secrets or other proprietary interest of any other person. Further, to the best of Seller's knowledge, no other person is contesting Seller's rights in or to the Technology, nor, to the best of Seller's knowledge, is any other person violating or infringing any of the Patents.

     3.9         Trademarks.  Seller is the exclusive owner of the Trademarks.
Schedule 3.9 correctly lists all of the Trademarks and all registrations thereof. There are no licenses, royalty agreements or encumbrances of any kind relating to the Trademarks. Schedule 3.9 correctly lists all past and present litigation, arbitration or other disputes involving any of the Trademarks (and the outcome or present status thereof). To the best of Seller's knowledge, the use of the Trademarks in the operation of the Business does not violate or infringe any trademark, service mark, trade name or any other proprietary interest of any other person. No other person is contesting or, to the best of Seller's knowledge, violating or infringing any of the Trademarks

     3.10 Inventory. Schedule 3.10 correctly lists the Inventory at the date set forth thereon. The Inventory is of a quality salable in the normal course of Business.

     3.11 Equipment. Schedule 3.11 correctly lists all of the Equipment and, in the case of any Equipment not in Seller's possession, the location thereof, the party in possession thereof, and any


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arrangements or understandings regarding the possession thereof.  The Equipment is in good operating condition, ordinary wear and tear excepted.

     3.12 Files. Concurrently herewith, Seller has delivered to Buyer the originals of all the Files. The Files include, among other things, (a) all Customer Lists in Seller's possession or which were obtainable from its distributors after reasonable efforts, (b) all documentation relating to all other Technology, (c) all drawings and specifications for the Products, (d) all documents relating to customer complaints and (e) all documentation relating to quality assurance and quality control.

     3.13 Title to Assets. Seller will convey to Buyer as of the date hereof good and marketable title to all of the Assets free and clear of any liens, encumbrances, adverse claims or security interests other than the Assumed Obligations. None of Seller's Affiliates (including, without limitation, subsidiaries) has, by contract or otherwise, any rights in or to any of the Assets or the Business.

     3.14 Insurance. Schedule 3.14 correctly lists information concerning insurance policies providing general liability or product liability coverage currently in effect for the Business. Such insurance policies are of the kinds and in amounts not less than is customarily obtained by companies engaged in a business the same as or similar to the Business. Seller has not received a notice of cancellation or non- renewal for any such coverage.

     3.15 Compliance with Law. Except for matters not material in the aggregate to the Business or the Assets, Seller has conducted and is conducting the Business in compliance with all applicable laws and regulations and has obtained all necessary licenses, permits and other approvals of any governmental authority, including, without limitation, the FDA.

     3.16 Commissions. Neither Seller nor any of its shareholders, officers, directors, agents or employees have employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to the Transactions. Seller agrees to hold Buyer harmless from and against Losses incurred by reason of any contrary assertions.

     3.17 Accuracy of Information Furnished. To the best of Seller's knowledge, no statement or information contained in any schedule, certificate or other document or information furnished in writing by or on behalf of Seller to Buyer when taken as a whole contains any untrue statement of a material fact.

4.   Representations and Warranties of Buyer.

     As an inducement for Seller to enter into this Agreement, Buyer hereby represents and warrants that each of the following statements is true and correct.


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     4.1         Existence and Rights.  Buyer (i) is a corporation duly
organized and validly existing in good standing under the laws of the State of Delaware and (ii) has the corporate power and authority to own its properties, to carry on its business as now conducted and to make and carry out the Transactions.

     4.2         Agreements Authorized.   The execution, delivery and
performance by Buyer of this Agreement (including assumption of the Assumed Obligations) have been duly authorized by all necessary corporate action and, except as set forth in Schedule 4.2, do not require notice to, or the consent or approval of, any governmental or other regulatory authority or any other person. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable in accordance with its terms subject to bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally.

     4.3 No Conflict. The execution, delivery and, subject to obtaining the consents in Schedule 4.2, performance by Buyer of this Agreement (including assumption of the Assumed Obligations) will not (i) breach or constitute grounds for the occurrence or declaration of a default under, or allow another party a right to terminate any material agreement, indenture, undertaking or other instrument to which Buyer is a party or by which it or any of its properties may be bound or affected, (ii) violate any provision of law or any regulation or any order, judgment, or decree of any court or other agency of government or (iii) violate any provision of the Certificate of Incorporation or Bylaws of Buyer.

     4.4 Financial Condition. Buyer's SEC Reports contain true and correct copies of the audited consolidated financial statements of Buyer for its last three fiscal years and unaudited consolidated financial statements of Buyer for the first two quarters of its current fiscal year (in each case, together with the footnotes thereto); provided, that the financial statements included in Buyer's Annual Report on Form 10-K for the year ended June 30, 1995 have not been restated to reflect the "pooled" results of Osbon Medical Systems, Inc. and Advanced Surgical, Inc., which were acquired on December 29, 1995 (the "BUYER FINANCIAL STATEMENTS"). The Buyer Financial Statements (i) fairly present the financial condition of Buyer, as of the dates thereof and the results of the operations of Buyer for the periods covered thereby and (ii) have been prepared in accordance with generally accepted accounting principles.

     4.5 Commissions. Neither Buyer nor any of its shareholders, officers, directors, agents or employees have employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to the Transactions. Buyer agrees to hold Seller harmless from and against Losses incurred by reason of any contrary assertions.

     4.6 Purchasing Inventory for Resale. Buyer is purchasing the Inventory for resale in the ordinary course of business.


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5.   Closing Documents.

     5.1 Related Agreement. Seller is causing Chemical Bank to execute and deliver to Buyer concurrently herewith a Consent and Release consenting to the transactions contemplated by this Agreement and releasing its security interest in the Assets (the "RELATED AGREEMENT").

     5.2 Transfer Documents. The following transfer documents (the "TRANSFER DOCUMENTS") are being executed and delivered to Buyer concurrently herewith:

                 5.2.1    a Bill of Sale;

                 5.2.2    a Patent Assignment;

                 5.2.3    a Trademark Assignment; and

                 5.2.4    Assignment and Assumption Agreement.

     5.3 Assumptions Documents. Seller shall execute and deliver to Buyer concurrently herewith an Assignment and Assumption Agreement with respect to the Assigned Contracts.

     5.4 Miscellaneous Documents. The following miscellaneous documents are being delivered concurrently herewith:

                 5.4.1 to Buyer, copies of all permits, approvals, and authorizations of governmental bodies and other regulatory authorities, if any, required for Seller to consummate the Transactions;

                 5.4.2 to Seller, copies of all permits, approvals, and authorizations of governmental bodies and other regulatory authorities, if any, required for Buyer to consummate the Transactions;

                 5.4.3 to Buyer, originally signed consents of all other third parties necessary for Seller to consummate the Transactions; and

                 5.4.4 to Buyer, an opinion of Eric J. Kaiser, counsel to Seller, regarding (i) Seller's corporate status, (ii) Seller's corporate power and authority to consummate the Transactions, (iii) the enforceability of this Agreement, the Related Agreement and the Transfer Documents and (iv) the absence of conflicts between the Transactions and Seller's other contractual obligations.


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6.   Indemnification.

     6.1         Indemnification.

                 6.1.1 Right of Indemnification. Buyer and Seller each agree to indemnify and hold the other harmless from and against the full amount of all Losses arising out of or resulting from a breach of any representation, warranty or covenant made by the indemnifying party in this Agreement.

                 6.1.2 Time Limit on Indemnification Claims. The representations, warranties and covenants in this Agreement shall survive the Closing, but neither party may seek indemnity under this Section 6 at any time after two years from the date that the representation or warranty is made or a covenant is breached; provided, however, that Buyer may seek indemnity under this Section 6 at any time prior to the expiration of the applicable statute of limitations for Losses related to or arising out of defective products.

                 6.1.3 Indemnification Procedure. Upon a party (the "INDEMNIFIED PARTY") becoming aware of a fact, condition or event for which the Indemnified Party intends to seek indemnification hereunder, the Indemnified Party will with reasonable promptness notify the other party (the "INDEMNIFYING PARTY") in writing of such fact, condition or event; provided that the Indemnified Party's failure to give such notice shall not relieve the Indemnifying Party from any obligation it may have to indemnify the Indemnified Party, except to the extent that the Indemnifying Person has been prejudiced by such failure. The Indemnifying Party shall undertake full responsibility for the defense of any claim brought by any third-party which, if true, would constitute a breach of the Indemnifying Party's representations, warranties or covenants hereunder. In such case, the Indemnifying Party may contest or settle such third-party claim on such terms as the Indemnifying Party may choose; provided that the Indemnifying Party will not have the right, without the Indemnified Party's written consent (which shall not be unreasonably withheld), to settle any such claim if such settlement (i) arises from or is part of any criminal actions, suit or proceeding, (ii) contains a stipulation to, confession of judgment with respect to, or admission or acknowledgment of, any liability or wrongdoing on the part of the Indemnified Party, or (iii) provides for injunctive relief, or other relief or finding other than money damages, which is binding on the Indemnified Party. Such defense or prosecution will be conducted by reputable attorneys retained by the Indemnifying Party at the Indemnifying Party's cost and expense, but the Indemnified Party will have the right to participate in such proceedings and to be separately represented by attorneys of its own choosing. The Indemnified Party will be responsible for the costs of such separate representation unless the interests of the Indemnified Party and the Indemnifying Party in the action conflict in such a manner and to such an extent as to require, consistent with applicable standards of professional responsibility, the retention of separate counsel for the Indemnified Party, in which case the Indemnifying party will pay for one separate counsel chosen by the Indemnified Party.

     6.2 Cooperation. The Indemnifying Party and the Indemnified Party shall cooperate in determining the validity of and defending against any claim brought by any third party for any Loss for which a claim of indemnification may be made hereunder.


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     6.3         Parent Guaranty.  Parent hereby guarantees for the benefit of
Buyer the indemnification obligations of Seller to Buyer hereunder.

     6.4         Basket and Limitation.  Notwithstanding the provisions of this
Section 6 to the contrary, Seller and Parent shall not be liable to Buyer for any Losses related to any breach by Seller of any representation, warranty or covenant set forth herein unless the aggregate amount of such Losses exceeds $50,000; provided, that the $50,000 limitation shall not apply with respect to
(i) any claims asserted against Buyer with respect to obligations not assumed by Buyer hereunder or (ii) any individual Loss the amount of which exceeds $50,000. With respect to individual Losses the amount of which is $50,000 or less, once the aggregate amount of claims has exceeded the $50,000 threshold, Buyer shall be entitled to seek full recovery of all claims for Losses to the extent that such claims exceed $50,000. In addition, the aggregate liability of Seller and Parent for indemnification claims pursuant to this Section 6 shall not exceed the amount of the Purchase Price.

7.   Other Covenants.

     7.1 Non-Competition. Seller agrees that, for a period of two years after the date of this Agreement, neither it nor any of its subsidiaries will directly or indirectly engage in, own, manage, operate, assist, join, control or participate in the ownership, management, operation or control of any business which is developing, manufacturing or selling products which are the same as, or substantially equivalent in purpose and function to, the Products. Seller represents and warrants to Buyer (and Buyer so acknowledges) that Buyer is purchasing substantially all of the operating assets of a division of Seller together with the goodwill of such division.

     7.2 Confidentiality. Seller shall not disclose or use any confidential information about the Business, the Assets or the Technology without the prior written consent of Buyer except to the extent (i) the information is now in the public domain, (ii) the information is then in the public domain by acts not attributable to Seller, (iii) the information is hereafter received by Seller from a third party source on an unrestricted basis or (iv) Seller is required to disclose such information by law, or applicable regulation or under court or governmental order; provided, however, that Seller shall provide Buyer with prior notice of such disclosure and a reasonable opportunity to seek a protective order with respect thereto.

     7.3 Consulting Services. During the first six months after the Closing Date, Seller shall from time to time consult with Buyer during normal business hours to the extent reasonably requested by Buyer for the purpose of transferring the operation of the Business from Seller to Buyer. Such services may include, without limitation, (i) advising Buyer with respect to Seller's procedures for manufacturing any of the Products, (ii) introducing Buyer to the suppliers and distributors for the Business and (iii) responding to questions about the Business or the Assets. Seller acknowledges and agrees that title and full ownership rights to any modifications, changes, derivative works and enhancements made to the Technology by Seller in the course of providing such consulting services under this Agreement shall vest in and remain the sole property of Buyer.


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

     7.4 Notification of Suppliers and Distributors. Seller shall promptly notify all of Seller's suppliers and distributors that the Business has been transferred to Buyer.

     7.5 Notification of Employees. Seller shall promptly notify all of Seller's employees of the assignment of the Employee Patent and Confidentiality Agreements and shall inform such employees that the obligations under such agreements will run to Buyer to the extent that such agreements relate to the Business or the Technology.

     7.6 Additional Acts. Seller shall promptly from time to time execute and deliver any and all further documents and writings, and perform such other reasonable actions which may be or become necessary or expedient to effectuate and carry out the Transactions or vest, perfect or confirm title to any Asset in Buyer.

     7.7 Liability Insurance. Seller and Parent shall maintain insurance coverage substantially similar to that described on Schedule 3.14 for a period of not less than three (3) years following the date of this Agreement insuring against claims arising from Seller's conduct of the Business, including, without limitation, product liability claims arising from sales of Products by Seller.

     7.8         Post Closing Access and Assistance.

                 (a) After the Closing, upon request, Seller and its representatives shall be permitted reasonable access, during normal business hours, to the books and records of the Seller transferred to Buyer hereunder so long as such records are maintained by the Buyer in accordance with its customary records retention policy and Seller shall be permitted to make copies thereof as is reasonably necessary to allow Seller to obtain information in Buyer's possession (but excluding attorney work product or other privileged communications). Seller shall pay Buyer out-of-pocket costs and expenses in connection with satisfying such requests and all such information so made available shall be subject to reasonable confidentiality obligations.
                 (b) After the Closing, upon request, Buyer and its representatives shall be permitted reasonable access, during normal business hours, to the books and records (if any) of Seller which may be retained by Seller relating to the Business and the Assets and Buyer shall be permitted to make copies thereof as is reasonably necessary to allow Buyer to obtain information in Seller's possession (but excluding attorney work product or other privileged communications). Buyer shall pay Seller's out-of-pocket costs and expenses in connection with satisfying such requests.

8.   Miscellaneous.

     8.1 Complete Agreement; Modifications. This Agreement, the Related Agreement, the Transfer Documents, the Assignment and Assumption Agreement and any other documents referred to herein or executed contemporaneously herewith constitute the parties' entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by the parties.

     8.2 Expenses. Except as set forth in Section 8.9 the companies hereto will each pay all of their own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement and the Transactions, including, without limitation, all fees and expenses of their respective agents, representatives, counsel and accountants. Buyer shall pay any sales or use tax imposed as a result of the Transactions.

     8.3 Notices. All notices under this Agreement will be in writing and will be delivered by personal service, facsimile, telegram, certified mail (postage prepaid), or overnight courier (by a nationally recognized service) to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. Any notice sent by certified mail will be deemed to have been given three (3) days after the date on which it is mailed. Any notice sent by a nationally recognized overnight courier will be deemed to have been given one (1) day after the date on which it is mailed.
All other notices will be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices will be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:

                 (i)      If to Buyer:

                          Urohealth Systems, Inc.
                          5 Civic Plaza, Suite 100
                          Newport Beach, California 92660
                          Attention:  Kevin M. Higgins, Esq.
                                      General Counsel
                          Telephone:  (714) 668-5858
                          Facsimile:  (714) 668-5824

                 (ii)     If to Seller or Parent:

                          O.R. Concepts, Inc.
                          12250 Nicollet Avenue South
                          Burnsville, Minnesota 55337
                          Attention:  President
                          Telephone:  (612) 804-7523
                          Facsimile:  (612) 804-0546

                 (iii)    With a Copy to:

                          Vital Signs, Inc.
                          20 Campus Road
                          Totowa, New Jersey 07512
                          Attention:  Eric J. Kaiser, Esq.
                                      General Counsel
                          Telephone:  (201) 790-1330 x43
                          Facsimile:  (201) 790-4227

     8.4 Successors and Assigns. Except as provided herein to the contrary, this Agreement will be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns. None of the parties hereto may assign any of their rights or obligations under this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights and obligations to its successor in a merger or any subsequent purchaser of the Business.

     8.5 Jurisdiction. Any and all disputes between the parties which may arise pursuant to this Agreement not covered by arbitration shall be heard and determined exclusively before in appropriate federal or state court located in Orange County, California. The parties hereto acknowledge that such court has the jurisdiction to interpret and enforce the provisions of this Agreement and the parties waive any and all objections that they may have as to personal jurisdiction or venue in any of the above courts.

     8.6 Waivers Strictly Construed. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (i) no waiver or extension of time will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence

     8.7 Survival of Representations, Warranties and Covenants. Except as otherwise provided in this Agreement, all representations, warranties, covenants and agreements of each party, made hereunder or pursuant hereto or in connection with the transactions contemplated hereby, shall survive the execution of this Agreement regardless of any investigation made at any time by or on behalf of either party or of any information either may have.

     8.8 Attorneys' Fees. Should any litigation or arbitration be commenced (including any proceedings in a bankruptcy court) between the parties hereto, or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the party or parties prevailing in such proceeding will be entitled to reasonable attorneys' fees and expenses of counsel and costs incurred by reason of such proceeding.


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

     8.9         Arbitration of Disputes.

                 8.9.1 Procedure. Except for actions seeking injunctive relief, which may be brought before any court having jurisdiction under Section 8.5, any claim (regardless of the legal theory involved) arising out of or relating to (i) this Agreement, any Related Agreement or any Transfer Documents or (ii) the Transactions which is not settled by agreement between the parties, shall be settled exclusively by arbitration in Denver, Colorado before a single arbitrators, selected in accordance with the procedure of the American Arbitration Association ("AAA"). The parties hereby (i) consent to the in personam jurisdiction of the Superior Court of the State of Colorado for purposes of confirming any such award and entering judgment hereon and (ii) agree to use all reasonable efforts to keep all matters relating to any arbitration hereunder confidential. Each party agrees that the arbitration provisions of this Agreement are its exclusive damage remedy and expressly waives any right to seek redress in another forum and that the results of the arbitration shall be final, binding and not subject to judicial review. During the arbitration, the fees of the arbitrator shall be borne equally by each party, but the fees of all arbitrators shall ultimately be borne by the losing party.

     8.9 Injunction. Seller acknowledges that the remedy at law for any breach, or threatened breach, of any of the provisions of Sections 7.1 or
7.2 will be inadequate and, accordingly, covenants and agrees that Buyer will, in addition to any other rights or remedies that it may have and regardless of whether such other rights or remedies have been previously exercised, be entitled to seek equitable and injunctive relief.

     8.10 Remedies Not Exclusive. Except to the extent that this Agreement requires the resolution of claims by arbitration, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

     8.11        Rules of Construction

                 8.11.1 Headings. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Section.

                 8.11.2 Severability. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect. Further, if the period of time, the extent of the geographic area, or the scope of the prescribed activities covered by Section 7.1 (Non-Competition) should be deemed unenforceable, then
Section 7.1 shall be construed to cover the maximum period of time, geographic area and scope of prescribed activities (not to exceed the maximum time, geographic area or scope set forth herein) as may be valid under applicable law.


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

                 8.11.3 Agreement Negotiated. The parties hereto are sophisticated and have been represented by lawyers throughout this transaction who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe that any presumptions or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

     8.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     8.14 Governing Law. This Agreement and the documents referred to herein shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without giving effect to the conflicts principles of such jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                  UROHEALTH SYSTEMS, INC., a Delaware
                                  corporation

                                  By: /s/ Kevin M. Higgins
                                      ------------------------------------------
                                  Its: Senior Vice President and General Counsel
                                       -----------------------------------------


                                  O.R. CONCEPTS, INC., a Texas corporation

                                  By: /s/ Anthony J. Dimun
                                      ------------------------------------------
                                  Its: Executive Vice President
                                       -----------------------------------------


                                  With respect to the obligation of Seller set forth in Section 6 only


                                  VITAL SIGNS, INC., a New Jersey corporation

                                  By: /s/ Anthony J. Dimun
                                      ------------------------------------------
                                  Its: Executive Vice President
                                       -----------------------------------------



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